Exhibit 99.1

UNFI Announces Senior Management Team Changes

•	John Howard named Chief Financial Officer

•	Eric Dorne appointed Chief Operating Officer; will succeed Sean Griffin who has announced his retirement

•	Company expands responsibilities for President and Chief Marketing Officer Chris Testa

PROVIDENCE, R.I., Feb. 6, 2020 /PRNewswire -- United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) today announced a number of changes within the Company’s senior management team. The Company also disclosed that it has extended the employment agreement of Chairman and Chief Executive Officer Steven L. Spinner through July 31, 2021.

“Our vision for industry transformation is taking hold as we continue to integrate and provide our customers with scale, services and differentiated distribution alternatives.  Development of our talent and succession planning are part of my and the UNFI Board’s responsibilities and we are confident the leadership changes being announced will serve as an enabler towards long-term success,” said Spinner.

Senior management appointments and changes are:

–	John Howard, who has served as Interim Chief Financial Officer since August 2019, has been appointed Chief Financial Officer, effective February 9, 2020;

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Eric Dorne, who serves as the Company’s Chief Information Officer (CIO), Chief Administrative Officer (CAO) and oversees the Company’s Integration Office and Canadian Business, has been appointed Chief Operating Officer, effective March 8, 2020;

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Sean Griffin, currently UNFI’s Chief Operating Officer, has announced his retirement effective July 31, 2020. Griffin will focus on continuing the Company’s business transformation as well as supporting other key business initiatives. He will remain with the Company as an advisor until November 2020;

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Chris Testa, President and Chief Marketing Officer, will take on additional responsibilities leading UNFI’s professional services, supplier services, customer care and the Company’s Canadian division, and will report directly to Spinner.

Commenting on the leadership changes, Spinner said, “I am pleased to recognize the contributions of John, Eric and Chris with these new appointments and expanded responsibilities. John quickly earned the respect of our finance and leadership teams while serving as our Interim CFO and he has a great vision for directional changes he is ready to implement as we continue to strengthen our finance organization. Eric has consistently delivered strong results in his nine years as part of the UNFI team and I have great confidence that he will continue to do so in his new role as COO. Lastly, since joining UNFI a decade ago, Chris has established a track record of driving sustainable growth and I look for more of this in the future. I am excited to continue working with each of them in their new roles as we continue to position UNFI as the distributor of choice across the United States and Canada.”

“I truly appreciate Sean’s leadership and dedication during his 10 years at UNFI, and particularly over the past 18 months as we have successfully integrated SUPERVALU at a faster pace than originally anticipated,” Spinner said. “Sean agreed to extend his time with UNFI following the acquisition of SUPERVALU and we charted our path forward with his guidance. Sean is a tremendous leader and great friend, and we all wish him all the best in his retirement.”

The Company also today announced additional leadership news:

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Paul Green, currently UNFI’s Chief Supply Chain Officer, will take on a new role as President, Fresh, where he will lead the Company’s meat and produce merchandising teams and will report directly to Spinner. Green will continue serving as Chief Supply Chain Officer (CSCO) until a successor is named.

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Mike Stigers, currently CUB CEO and Executive Vice President, Fresh, will transition UNFI’s Fresh teams to Green, once he has completed his move to his new role. Stigers will focus on leading CUB and continuing the sale process for the Minnesota-based grocery retailer and will also report directly to Spinner.

–	The Company has searches underway for a new Chief Information Officer and Chief Supply Chain Officer, both of whom will report to Dorne.

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The Company is also creating a new Senior Vice President, Brands role to further build its differentiated and exclusive private brands offerings and oversee UNFI corporate branding initiatives. This position will report to Testa.

About John Howard
John Howard joined UNFI in July 2019 and has served as Interim Chief Financial Officer since August 2019 after having joined the Company as Senior Vice President, Finance and Accounting. Howard brings more than 20 years of experience leading finance teams including senior finance positions with the Valspar Corporation prior to its merger with Sherwin-Williams in 2018. He holds Bachelor of Science and Master of Science, Accounting degrees from the University of Virginia.

About Eric Dorne
Eric Dorne joined UNFI nine years ago after having spent extensive time in the retail sector. As COO, Dorne will continue to oversee the Company’s Integration Office and UNFI’s Information Technology (IT) team, as well as oversee UNFI’s supply chain which includes distribution center operations, procurement and transportation. He holds a Bachelor of Science degree in Business Administration & Economics from Sacred Heart University and a Master of Business Administration from the University of Massachusetts.

About Chris Testa
Chris Testa joined UNFI in 2009 as President of the Company’s Blue Marble Brands division, bringing his more than 15 years of experience in consumer brand marketing to the Company. Testa was appointed UNFI’s Atlantic Region President when the company transitioned to a regional structure in 2016. As President and Chief Marketing Officer, Testa has overseen the U.S. and International Sales organization, including Regional, National and Military Sales. He is also responsible for UNFI’s consumer Brands+ division and Corporate Branding team.

About United Natural Foods
UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper 'full-store' selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

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FOR INVESTORS:
Steve Bloomquist, 952-828-4144
Steve.j.bloomquist@unfi.com

FOR MEDIA:
Jeff Swanson, 952-903-1645
Jeffrey.s.swanson@unfi.com